Exhibit 10.2

SECURITIES PURCHASE AGREEMENT
dated as of January 30, 2022
by and among
EARTHSTONE ENERGY, INC.
and
THE PURCHASERS PARTY HERETO

TABLE OF CONTENTS
    i

Schedule I:    Purchaser Allocations
Schedule II:     Purchaser Stock Ownership
Exhibit A:    Form of Series A Convertible Preferred Stock Certificate of Designations
Exhibit B:    Form of Registration Rights Agreement
Exhibit C:    [Reserved]
Exhibit D:    Form of Opinion of Jones & Keller, P.C.
Exhibit E:    Form of Voting Agreement

    ii

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of January 30, 2022 (the “Execution Date”), is by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), and the purchasers set forth on Schedule I hereto (each, a “Purchaser” and, collectively, the “Purchasers”).
RECITALS
WHEREAS, the Company has entered into a Purchase and Sale Agreement (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Acquisition Agreement” and, the transactions contemplated thereby, the “Acquisition”), dated as of January 30, 2022, by and among the Company, Earthstone Energy Holdings, LLC, a Delaware limited liability company and Subsidiary of the Company (“EEH”), and Bighorn Asset Company, LLC, a Delaware limited liability company (“Seller”);
WHEREAS, the Company proposes to issue and sell to the Purchasers shares of its preferred stock, $0.001 par value per share, designated as “Series A Convertible Preferred Stock” (the “Preferred Stock”), having the rights, preferences and privileges set forth in the Certificate of Designations in the form attached to this Agreement as Exhibit A (the “Certificate”), subject to the terms and conditions set forth in this Agreement;
WHEREAS, the Company entered into a Purchase and Sale Agreement dated as of December 15, 2021 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Chisholm Agreement” and, the transactions contemplated thereby, the “Chisholm Acquisition”), by and among the Company, EEH, Chisholm Energy Operating, LLC (“OpCo”), and Chisholm Energy Agent, Inc. (“Agent” and collectively with OpCo, “Chisholm”);
WHEREAS, upon the terms and subject to the conditions contained in the Certificate, the Preferred Stock will be convertible into shares of Class A Common Stock; and
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered the Stockholder Approval to each of the Purchasers.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
PURCHASE; CLOSING
Section 1.1    Purchase. On the terms and subject to the conditions herein, at the Closing, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Company, the number of shares of Preferred Stock set forth opposite such Purchaser’s name on Schedule I at a purchase price of $1,000.00 per share of Preferred Stock (the “Per Share Purchase Price”). The aggregate shares of Preferred Stock to be purchased pursuant to this Agreement are referred to as the “Purchased Stock”, and the purchase and sale of the Purchased Stock pursuant to this Section 1.1 is referred to as the “Purchase.”
Section 1.2    Closing.

(a)    Subject to the terms and conditions hereof, the closing of the Purchase (the “Closing”) shall be held at the offices of Jones & Keller, P.C., 1675 Broadway, 26th Floor, Denver, Colorado 80202, at 8:00 a.m. Denver time on the date of the closing of the Acquisition, or at such other time and place as the Company and each of the Purchasers agree. The date on which the Closing actually occurs is referred to as the “Closing Date”. Upon (i) (A) satisfaction or (B) waiver by the party or parties entitled to the benefit thereof, of the conditions set forth in Section 1.3 and (ii) delivery of written notice from the Company to the Purchasers (the “Closing Notice”) that the Company reasonably expects the closing of the Acquisition to occur on a specified date that is not less than five (5) business days after the date on which the Closing Notice is delivered to the Purchasers, each Purchaser shall deliver to the Company, at least two (2) business days prior to the anticipated closing date for the Acquisition specified in the Closing Notice, an amount in cash equal to the product of the number of shares of Purchased Stock set forth opposite such Purchaser’s name on Schedule I multiplied by the Per Share Purchase Price (such amount for each Purchaser, the “Purchase Price”) by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company to the Purchasers in the Closing Notice, to be held by the Company in escrow until the Closing. At the Closing, the Company shall deliver to such Purchaser (A) the number of shares of Purchased Stock set forth opposite such Purchaser’s name on Schedule I registered in the name of such Purchaser with the transfer agent of the Company in book entry form, free and clear of any Liens or other restrictions whatsoever (other than those arising under state or federal securities laws), and (B) written notice from the Company or its transfer agent evidencing the issuance to such Purchaser of the number of shares of Purchased Stock set forth opposite such Purchaser’s name on Schedule I on and as of the Closing Date. If the Closing, for any reason, does not occur within two (2) business days after the anticipated closing date for the Acquisition specified in the Closing Notice, the Company shall promptly (but not later than three (3) business days after the anticipated closing date for the Acquisition specified in the Closing Notice) return to each Purchaser the Purchase Price previously delivered by such Purchaser by wire transfer of immediately available funds to the account(s) specified by such Purchaser.
(b)    At the Closing:
(i)    the Company will deliver to each Purchaser (A) the Registration Rights Agreement in the form of Exhibit B hereto (the “Registration Rights Agreement”), duly executed by the Company, (B) the Second Amended and Restated Limited Liability Company Agreement of EEH reflecting such amendments to the Amended and Restated Limited Liability Company Agreement of EEH as are necessary to implement or give effect to the issuance of the Series A Preferred Stock (and the Class A Common Stock issuable upon conversion thereof) on the terms set forth in the Transaction Documents, in each case, as mutually agreed to by the parties to this Agreement, each acting reasonably and in good faith, duly executed by EEH and the Company (the “A&R EEH LLC Agreement”), (C) an executed opinion of Jones & Keller, P.C., counsel for the Company, addressed to each of the Purchasers in the form of Exhibit D hereto, (D) the Voting Agreement in the form of Exhibit E hereto (the “Voting Agreement”), duly executed by the Company, EnCap Investments L.P. and each of the Warburg Parties (as defined in the Voting Agreement), and (E) all other documents, instruments and writings required to be delivered by the Company to the Purchasers pursuant to this Agreement or otherwise required in connection herewith; and
(ii)    each Purchaser will, on a several and not joint basis, deliver or cause to be delivered (A) the applicable Purchase Price owed by such Purchaser as set forth in Section 1.2(a), (B) a counterpart to the Registration Rights Agreement, duly executed by such Purchaser, (C) a counterpart to the Voting Agreement, duly executed by such Purchaser, and (D) all other documents, instruments and writings required to be delivered by such Purchaser to the Company pursuant to this Agreement or otherwise required in connection herewith.
Section 1.3    Closing Conditions.
(a)    The obligation of each Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by each Purchaser and the Company (acting at the direction of the board of directors of the Company (the “Board”)) at or prior to the Closing of each of the following conditions:
(i)    there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity, nor any Law restraining, precluding, enjoining, making illegal or otherwise prohibiting, the consummation of the transactions contemplated by this Agreement;
(ii)    there shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain, preclude, enjoin, make illegal or otherwise prohibit the transactions contemplated by this Agreement;
(iii)    all conditions to closing the Acquisition set forth in Article X and Article XI of the Acquisition Agreement shall have been satisfied or shall be satisfied substantially simultaneously with the Closing on the terms and conditions contemplated by the Acquisition Agreement and the closing of the Acquisition shall occur substantially simultaneously with the Closing; and
(iv)    all necessary filings and notifications under the HSR Act shall have been made, including the filing of any required additional information or documents, and all waiting periods referred to in the HSR Act applicable to the transactions contemplated herein shall have expired or been terminated.
(b)    The obligation of each Purchaser to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by a particular Purchaser (on behalf of itself only and not on behalf of any other Purchaser) at or prior to the Closing of each of the following conditions:
(i)    (A) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(c)(i), Section 2.1(c)(ii), 2.1(e), 2.1(i), 2.1(l), 2.1(u) and 2.1(z) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date); (B) the representations and warranties of the Company set forth in Section 2.1(b) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date); and (C) all other representations and warranties of the Company set forth in Section 2.1 hereof shall be true and correct in all material respects (other than any such representations and warranties that are qualified by materiality or Company Material Adverse Effect, which, in each case, shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date);

(ii)    the Company shall have performed and complied in all material respects with its covenants, obligations and agreements required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing;
(iii)    the Acquisition Agreement shall not have been amended or modified in any material respect that is, or would reasonably be expected to be, adverse to the Company or any of its Affiliates or any Purchaser, none of the material rights of the Company or any of its Affiliates thereunder shall have been waived and no condition to the closing of the Acquisition Agreement shall have been waived by the Company or any of its Affiliates that is, or would reasonably be expected to be, materially adverse to the Company or any of its Affiliates or any Purchaser, it being understood and agreed that any material change to the amount or type of consideration payable by the Company or any of its Affiliates pursuant to the Acquisition Agreement (other than adjustments provided in the Acquisition Agreement, including, but not limited to purchase price adjustments) shall be deemed to be material and adverse to the interests of a Purchaser and shall require the prior written consent of each Purchaser;
(iv)    the Company shall have provided to each Purchaser a duly executed amendment to the Credit Agreement (the “Credit Agreement Amendment”) substantially in the form attached to Schedule 1.3(b)(iv) and, except as provided in the Credit Agreement Amendment and the amendment to the Credit Agreement effective on or about the closing date of the Chisholm Agreement or the amendment to the Credit Agreement effective on or about the closing date of the Acquisition Agreement, the Credit Agreement shall not have been amended or modified in any material respect;
(v)    since the Execution Date, no event has occurred or condition or circumstance exists which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect;
(vi)    the Purchasers shall have received a certificate signed on behalf of the Company by an executive officer certifying to the effect that the conditions set forth in Section 1.3(b)(i), (ii), (iii), (iv) and (v) have been satisfied and that such officer is not aware of any information that would reasonably be expected to prevent, delay or impede the consummation of the Acquisition substantially simultaneously with the Closing;
(vii)    the Company shall have delivered a certificate signed on behalf of the Company by an executive officer certifying to the effect that the conditions set forth in Section 1.3(a)(iii) have been satisfied;
(viii)    the shares of Class A Common Stock to be issued upon conversion of the Preferred Stock shall have been reserved and approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, and the Company shall have delivered to each Purchaser a copy of the supplemental listing application contemplated by Section 3.6;
(ix)    from the Execution Date to the Closing, no notice of delisting from the NYSE shall have been received by the Company with respect to the Class A Common Stock;
(x)    from the Execution Date to the Closing, the Class A Common Stock shall not have been suspended by the SEC or the NYSE from trading on the NYSE;
(xi)    the maximum number of shares of Class A Common Stock to be issued upon any conversion of shares of Preferred Stock into Class A Common Stock shall have been duly reserved for such issuance and approved for listing on the NYSE, subject to official notice of issuance;
(xii)    the Purchasers shall have received from the Company a certificate of the Secretary of State of the State of Delaware, dated within three (3) business days prior to the Closing Date, to the effect that each of the Company and EEH is in good standing in the State of Delaware;
(xiii)    the Purchasers shall have received a certificate signed on behalf of the Company by the corporate secretary certifying (A) as to the Certificate of Incorporation and Bylaws of the Company, (B) that the Company has adopted and filed the Certificate with the Secretary of State of the State of Delaware, (C) that the Certificate is in full force and effect, (D) the resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the issuance of the Preferred Stock and the issuance of Class A Common Stock upon conversion of the Preferred Stock as specified in the Certificate and (E) the Company’s incumbent officers authorized to execute the Transaction Documents, setting forth the name and title and bearing the signatures of such officers;
(xiv)    the Purchasers shall have received a cross receipt signed on behalf of the Company by an executive officer certifying as to the amount that the Company has received from the Purchasers;
(xv)    the Certificate shall have been filed and accepted for filing with the Secretary of State of the State of Delaware;
(xvi)    the Company shall have delivered, or caused to be delivered, to the Purchasers all of the items described in Section 1.2(b)(i); and
(xvii)    the Company shall have delivered to each of the Purchasers the Stockholder Approval, and such Stockholder Approval shall be in full force and effect and no change, amendment, modification, withdrawal, revocation, termination or similar action or event with respect to the Stockholder Approval shall have occurred or been threatened.
(c)    The obligation of the Company to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (acting at the direction of the Board) at or prior to the Closing of each of the following conditions:
(i)    (A) the representations and warranties of each Purchaser set forth in Sections 2.2(a), 2.2(b)(i), 2.2(d) and 2.2(e) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date) and (B) all other representations and warranties of each Purchaser set forth in Section 2.2 hereof shall be true and correct in all material respects (other than any such representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date);

(ii)    each of the Purchasers shall have performed and complied in all material respects with its covenants, obligations and agreements required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing;
(iii)    the Company shall have received a certificate signed on behalf of each Purchaser by an executive officer (or equivalent) thereof certifying to the effect that the conditions set forth in Section 1.3(c)(i) and (ii) have been satisfied by such Purchaser; and
(iv)    the Purchasers shall have delivered, or caused to be delivered, to the Company all of the items described in Section 1.2(b)(ii).
Section 1.4    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser or by the Company with respect to any other Purchaser. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Representations and Warranties of the Company. Except as set forth in the correspondingly identified schedule attached hereto (provided, that any item disclosed in any particular schedule attached hereto shall be deemed to be disclosed with respect to any other schedule to the extent it is reasonably apparent on the face of such disclosure that it applies to such other schedule), the Company represents and warrants to the Purchasers as of the Execution Date and as of the Closing Date as follows (provided, that except for the representations and warranties set forth in Section 2.1(t), the Company makes no representations or warranties whatsoever in this Agreement regarding the assets, operations, or business to be acquired by the Company or its Affiliates pursuant to the Acquisition Agreement; provided further, that the Company makes no representations or warranties whatsoever in this Agreement regarding the assets, operations, or business to be acquired by the Company or its Affiliates pursuant to the Chisholm Agreement):
(a)    Organization and Authority.
(i)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and conduct its business as presently conducted in the manner described in the SEC Documents. The Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and accurate copies of the Certificate of Incorporation and Bylaws, each as in effect as of the Execution Date, have been made available to the Purchasers prior to the Execution Date.
(ii)    Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own its properties and conduct its business as presently conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, the term “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or managing member or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof; and the term “Company Subsidiary” means any Subsidiary of the Company.
(iii)    All of the outstanding shares of capital stock or other equity interests of each Company Subsidiary owned directly or indirectly by the Company (a) have been duly authorized and validly issued (in accordance with the organizational Documents of such Company Subsidiary), and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the organizational documents of such Company Subsidiary) and nonassessable (except as such nonassessability may be affected by the applicable Law of such Company Subsidiary’s jurisdiction of formation), and (b) except with respect to the entities identified on Schedule 2.1(a)(iii) as not wholly-owned, are wholly-owned, directly or indirectly, by the Company, free and clear of all Liens, except for restrictions on transferability in the organizational documents of such Company Subsidiary and other than those arising under the Company’s financing documents. The Company directly or indirectly owns the applicable equity interests set forth on Schedule 2.1(a)(iii) of the Company Subsidiaries that are not wholly-owned.
(b)    Capitalization.
(i)    The authorized capital stock of the Company consists of 200,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B common stock, $0.001 par value per share of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of preferred stock, $0.001 par value per share (the “Company Preferred Stock”). As of the Execution Date, there were 53,469,733 shares of Class A Common Stock outstanding, 34,344,532 shares of Class B Common Stock outstanding and zero shares of Company Preferred Stock outstanding or designated as a series. As of the Execution Date, no shares of Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued in accordance with applicable securities laws and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(ii)    The authorized capital stock of the Company is sufficient to satisfy the Company’s obligation to issue (A) the Preferred Stock pursuant to this Agreement,

(B) the Class A Common Stock issuable upon conversion of the Preferred Stock, and (C) the Class A Common Stock issuable pursuant to the Acquisition Agreement and the Chisholm Agreement.
(iii)    As of the Execution Date, there are 87,814,265 issued and outstanding EEH Units. All of the issued and outstanding EEH Units have been duly authorized and validly issued in accordance with the EEH Organizational Documents, are fully paid and nonassessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The EEH Units owned by the Company are owned by the Company free and clear of all encumbrances, other than those arising under the Company’s financing documents, restrictions on transfer under federal and state securities laws and as provided in the EEH LLC Agreement. The Company is the sole managing member of EEH and has the power and authority to act as the managing member of EEH as provided in the EEH LLC Agreement.
(iv)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the Execution Date, except (A)  pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under equity awards granted under the Company’s Amended and Restated 2014 Long-Term Incentive Plan, as amended, and (B) as disclosed in the SEC Documents, the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).
(c)    Authorization.
(i)    The Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board. This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Other than the filing of the Certificate with the Secretary of State of the State of Delaware, no other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. Prior to the Closing, all corporate action required to be taken by the Company and EEH for the execution and delivery of the Acquisition Agreement and the consummation of the transactions contemplated thereby shall have been taken.

(ii)    The Stockholder Approval has been obtained and a true, correct and complete copy of the Stockholder Approval has been delivered to each Purchaser. The Stockholder Approval is the only approval of the stockholders of the Company that is required, or that is otherwise necessary, for the Company and its applicable Affiliates to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby or thereby, including, without limitation, the conversion feature of the Preferred Stock and the issuance of the Class A Common Stock issuable upon conversion of the Preferred Stock.
(iii)    Neither the Company nor any Company Subsidiary is (A) in violation of any of the terms, conditions or provisions of the third amended and restated certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”) or the amended and restated bylaws of the Company, as amended (the “Bylaws”), or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary (together with the Certificate of Incorporation and the Bylaws, the “Organizational Documents”), (B) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over the Company or any Company Subsidiary or any of their any respective properties or assets or (C) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets are bound, which breach, default or violation in the case of clauses (B) or (C) would reasonably be expected to constitute a Company Material Adverse Effect.
(iv)    None of the issuance and sale by the Company of the Purchased Stock, or the Class A Common Stock issuable upon conversion thereof, the application of the proceeds thereof, the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, and the execution, delivery and performance of the Acquisition Agreement (assuming the satisfaction of all conditions to closing set forth therein), nor compliance by the Company with any of the provisions hereof or thereof (including the conversion provisions of the Preferred Stock), will, subject only to the filing of the Certificate with the Secretary of State of the State of Delaware and receipt of NYSE Listing Approval, (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under (i) any of the terms, conditions or provisions of their respective Organizational Documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(v)    Other than the securities or blue sky laws of the various states, approval or expiration of applicable waiting periods under the HSR Act, the filing of the Certificate with the Secretary of State of the State of Delaware and receipt of NYSE Listing Approval, the filing of a registration statement by the Company with the SEC pursuant to the Securities Act, as required by the Registration Rights Agreement, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, regulatory or administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, or any securities exchange or any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.
(d)    Sale of Securities. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 2.2, the issuance and sale of the Purchased Stock to the Purchasers pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person acting on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Stock and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Purchased Stock under this Agreement to be integrated with other offerings.
(e)    Status of Securities. The shares of Purchased Stock, and the shares of Class A Common Stock to be issued upon conversion of such Preferred Stock, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in each Purchaser good and marketable title to all such securities acquired by such Purchaser pursuant to this Agreement or the Certificate, be free and clear of all Liens, except restrictions imposed by the Securities Act, the Certificate and any applicable state or foreign securities laws. Upon any conversion of any shares of Preferred Stock into Class A Common Stock pursuant to the Certificate, the shares of Class A Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holder thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchasers good and marketable title to all such securities, be free and clear of all Liens, except restrictions imposed by the Securities Act, the Certificate and any applicable state or foreign securities laws. The respective rights, preferences, privileges and restrictions of the Preferred Stock and the Common Stock are as stated in the Certificate of Incorporation (including the Certificate) or as otherwise provided by the mandatory provisions of the DGCL. At or prior to Closing, the maximum number of shares of Class A Common Stock to be issued upon any conversion of shares of Preferred Stock into Class A Common Stock shall have been duly reserved for such issuance and approved for listing on the NYSE, subject to official notice of issuance.
(f)    SEC Documents; Financial Statements.
(i)    The Company has timely filed and furnished with the U.S. Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since January 1, 2020 under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other federal securities laws. All forms, registration statements, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by the Company with the SEC since such date are herein collectively referred to as the “SEC Documents.”
(ii)    The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is accumulated and communicated to management of the Company, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and for the preparation of the Company’s filings with the SEC, (B) has ensured such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act and (C) has disclosed, based on its most recent evaluation prior to the Execution Date, to the Company’s outside auditors and the audit committee of the Board (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(iii)    The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed, (A) complied as to form in all material respects with applicable requirements of federal securities laws and with the published rules and regulations of the SEC with respect thereto, (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, (C) in the case of the Financial Statements, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and subject, in the case of interim financial statements, to normal year-end adjustments, and (D) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of the Company as of the dates and for the periods indicated therein.
(g)    Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2021; (ii) liabilities incurred since September 30, 2021 in the ordinary course of business (including incremental borrowings under the Company’s revolving credit facility); (iii) liabilities that would not, individually and in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) liabilities incurred pursuant to the transactions contemplated by this Agreement, the Acquisition Agreement, and the Chisholm Agreement, none of the Company or any Company Subsidiary has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.
(h)    Independent Registered Public Accounting Firm. Moss Adams LLP, which has audited the financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to the Company and the consolidated Company Subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States). Moss Adams LLP has not resigned or been dismissed as independent registered public accountants of the Company and the consolidated Company Subsidiaries as a result of or in connection with any disagreement with the Company or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(i)    Brokers and Finders. Neither the Company nor any of the Company Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, finder’s fees or similar payments, and no broker or finder has acted directly or indirectly for the Company or any of the Company Subsidiaries in connection with this Agreement or the Purchase.
(j)    Litigation. Except as described in the SEC Documents (other than (A) disclosures in the “Risk Factors” sections thereof or any disclosures therein that are cautionary, predictive or forward-looking in nature and (B) any exhibits or documents appended thereto), there is no action, suit, proceeding, claim, arbitration, injunction or investigation pending or, to the Knowledge of the Company, threatened against, the Company or any of the Company Subsidiaries which, if adversely determined, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. There is no pending or, to the Knowledge of the Company, threatened action, suit, proceeding, claim, arbitration, injunction or investigation relating to the assets being acquired pursuant to, or the transactions contemplated by, the Acquisition Agreement which, if adversely determined, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(k)    Investment Company Act. The Company is not and after giving effect to the sale of the Purchased Stock and the application of the proceeds from such sale, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”).
(l)    Compliance with Laws. Except as described in the SEC Documents (other than (A) disclosures in the “Risk Factors” sections thereof or any disclosures therein that are cautionary, predictive or forward-looking in nature and (B) any exhibits or documents appended thereto), the Company and Company Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws relating to the properties and assets of the Company and the Company Subsidiaries and the business of the Company and Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or reasonably be expected to impair the Company’s ability to perform its obligations under the Transaction Documents. To the Knowledge of the Company as of the Execution Date, neither the Company nor any of the Company Subsidiaries is being investigated for any material violation of any applicable Law relating to the properties and assets of the Company and the Company Subsidiaries and the business of the Company and Company Subsidiaries.
(m)    Absence of Changes. Since September 30, 2021, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(n)    Compliance with Sarbanes-Oxley. Since January 1, 2020 there has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company.
(o)    Insurance. Each of the Company and the Company Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Company and the Company Subsidiaries are in full force and effect; the Company and the Company Subsidiaries are in compliance with the terms of such policies in all material respects; there are no material claims by the Company or any of the Company Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Company or any of the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.
(p)    Illegal Payments. Neither the Company nor any of the Company Subsidiaries nor any director or officer thereof, nor, to the Knowledge of the Company, any employee, agent, representative or other Person associated with or acting on behalf of the Company or any of the Company Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office to influence official action or secure an improper advantage; and the Company and the Company Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
(q)    Anti-Money Laundering Laws. The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the consolidated Company Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the

Company or any Company Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.
(r)    Economic Sanctions.
(i)    Neither the Company nor any of the Company Subsidiaries, nor any director, officer, or employee thereof, nor, to the Knowledge of the Company, any agent, Affiliate or representative of the Company or any of the Company Subsidiaries, is a Person that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT), the Swiss Secretariat of Economic Affairs (SECO), the Hong Kong Monetary Authority (HKMA), the Monetary Authority of Singapore (MAS), or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).
(ii)    Neither the Company nor any of the Company Subsidiaries will, directly or indirectly, use the proceeds of the sale of the Purchased Stock under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
(iii)    For the past five years, the Company and the Company Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
(s)    Listing and Maintenance Requirements. The Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which is reasonably likely to, have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act nor has the Company received as of the Execution Date any notification that the SEC is contemplating terminating such registration. Upon conversion of the Preferred Stock, the Class A Common Stock will be issued in compliance with all applicable rules of the NYSE.
(t)    Acquisition Agreements. To the Knowledge of the Company, the representations and warranties of Seller in the Acquisition Agreement are true and correct in all material respects. The Company has made available to the Purchasers a true, correct and complete copy of the Acquisition Agreement (including any amendments thereto), and all agreements entered into in connection therewith and all exhibits and schedules thereto. None of the Company or Company Subsidiaries is party to or bound by any agreement with the Seller or any of its respective Affiliates that would modify any of the Company’s rights under the Acquisition Agreement, including all agreements entered into in connection therewith, that has not been made available to the Purchasers.
(u)    No Side Agreements. There are no agreements by, among or between the Company or any of its Affiliates, on the one hand, and any Purchaser or any of its Affiliates, on the other hand, relating to or entered into in connection with the transactions contemplated herein other than the Transaction Documents, nor are there any promises or inducements for future transactions by, between or among any of such Persons.
(v)    No Restrictions or Registration Rights. Except as described in the SEC Documents or the Certificate of Incorporation (including the Certificate) or as set forth on Schedule 2.1(v), there are no restrictions upon the voting or transfer of, any equity securities of the Company. Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement, neither the offering or sale of the Purchased Stock as contemplated by this Agreement, or the issuance of Class A Common Stock upon the conversion thereof as contemplated by the Certificate gives rise to any rights for or relating to the registration of any Purchased Stock (or shares of Class A Common Stock issuable upon conversion thereof as contemplated by the Certificate) or other securities of the Company. Except as described in the SEC Documents or as described in Schedule 2.1(v), the Company has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over such Purchaser’s rights with respect to any piggyback registration.
(w)    Labor and Employment Matters. No labor disturbance by or with the employees of any of the Company or the Company Subsidiaries exists, or, to the Knowledge of the Company, is imminent or threatened that would reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole.
(x)    Listing and Maintenance Requirements. The Class A Common Stock is listed on the NYSE, and the Company has not received any notice of delisting. The issuance and sale of the Purchased Stock and the issuance of the Class A Common Stock upon conversion of the Purchased Stock are in compliance with all applicable NYSE rules and regulations.
(y)    Form S-3 Eligibility. As of the Execution Date, the Company is eligible to register the Purchased Stock and the Class A Common Stock issuable upon conversion of the Purchased Stock for resale by the Purchasers under Form S-3 promulgated under the Securities Act.
(z)    Related Party Transactions. Except as described in the SEC Documents, neither the Company nor any Company Subsidiary has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Company or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of the Company or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the Company or its Affiliates, or any family member or Affiliate of any director or executive officer of the Company or its Affiliates. Except as described in the SEC Documents, neither the Company nor any Company Subsidiary is party to any contract or arrangement with any shareholder of the Company or any of his, her or its Affiliates, which is required to be disclosed pursuant to the rules and regulations of the SEC.
(aa)    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS SECTION 2.1 AND IN THE OTHER TRANSACTION DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES (AND EACH PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON) ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED STOCK, THE CLASS A COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE PREFERRED STOCK OR THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, AND THE COMPANY

HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO THE PURCHASER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OR (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS SECTION 2.1 AND IN THE OTHER TRANSACTION DOCUMENTS, ANY ORAL OR WRITTEN INFORMATION PRESENTED TO ANY PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF ANY PURCHASER TO RELY ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR IN ANY CERTIFICATE DELIVERED HEREUNDER, NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY ANY PURCHASER FOR FRAUD.
Section 2.2    Representations and Warranties of the Purchasers. Each of the Purchasers, severally and not jointly, hereby represents and warrants to the Company as of the Execution Date and as of the Closing Date as follows:
(a)    Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own its properties and conduct its business as presently conducted. Such Purchaser is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
(b)    Authorization.
(i)    Such Purchaser has the corporate or other power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by such Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(ii)    Such Purchaser is not (a) in violation of any of the terms, conditions or provisions of its certificate of formation, (b) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over such Purchaser or any of its properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which such Purchaser is a party or by which such Purchaser or any of its properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
(iii)    Neither the execution, delivery and performance by such Purchaser of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Purchaser with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which such Purchaser is a party or by which it may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser or its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
(c)    Purchase for Investment. Such Purchaser acknowledges that the Purchased Stock has not been registered under the Securities Act or under any state securities laws. Such Purchaser (i) acknowledges that it is acquiring the Purchased Stock set forth opposite such Purchaser’s name on Schedule I pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of such Purchased Stock to any Person in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Purchased Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Stock and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Stock, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company to its reasonable satisfaction and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Purchased Stock and (y) a total loss in respect of such investment. Such Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Stock and to protect its own interest in connection with such investment.
(d)    Financial Capability. At the Closing, such Purchaser will have available to it sufficient funds to enable such Purchaser to pay in full at the Closing the entire amount of such Purchaser’s funding obligation pursuant to Section 1.2 of this Agreement.
(e)    Brokers and Finders. Neither such Purchaser nor any of its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, finder’s fees or similar payments, and no broker or finder has acted directly or indirectly for such Purchaser, in connection with this Agreement or the Purchase.
(f)    Ownership. As of the Execution Date and except as otherwise set forth on Schedule II hereto, neither such Purchaser nor any of its Affiliates (other than any portfolio company with respect to which such Purchaser is not the party exercising control over investment decisions) are the owners of record of shares of Common Stock or securities convertible into or exchangeable for Common Stock.
(g)    No Public Market. Such Purchaser understands that no public market now exists for the Preferred Stock, and that the Company has made no assurances that a public market will ever exist for the Preferred Stock.
(h)    Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN SECTION 2.1 AND IN THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH PURCHASER IS A PARTY, EACH PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED STOCK, THE CLASS A COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE PREFERRED STOCK OR THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, INCLUDING WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO ANY PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH PURCHASER IS A PARTY OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF ANY PURCHASER TO RELY ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS TO WHICH SUCH PURCHASER IS A PARTY OR IN ANY CERTIFICATE DELIVERED HEREUNDER,

NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY ANY PURCHASER FOR FRAUD.
ARTICLE III
COVENANTS
Section 3.1    Filings; Other Actions.
(a)    From the Execution Date until the Closing, each of the Purchasers, severally and not jointly, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, required, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the immediately preceding sentence, in the case of the initial filings required under the HSR Act, each of the Purchasers, severally and not jointly, on the one hand, and the Company, on the other hand, will submit its respective initial filing within fifteen (15) business days after the Execution Date. The Company and each of the Purchasers, severally and not jointly, shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters.
(b)    Each of the Purchasers, severally and not jointly, and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Law relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other parties apprised of the status of matters referred to in this Section 3.1. Each of the Purchasers, severally and not jointly, shall promptly furnish the Company, and the Company shall promptly furnish each of the Purchasers, to the extent permitted by applicable Law, with copies of written communications received by it or any of the Company Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.1 shall require the Company or any of its respective Affiliates or any Purchaser or any of its respective Affiliates to (i) hold separate or divest or refrain from acquiring, investing in or otherwise dealing in any property, assets, facilities, business, or equity or (ii) commit on behalf of itself any of its Affiliates to any conduct remedies or any amendment, modification or termination of any existing, or entering into any new, contracts with any third parties.
Section 3.2    Conduct of the Business.
(a)    During the period commencing on the Execution Date and ending on the Closing Date, each of the Company and the Company Subsidiaries will use commercially reasonable efforts to conduct its respective business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Company or any Company Subsidiary.

(b)    During the period commencing on the Execution Date and ending on the Closing Date, the Company shall promptly provide the Purchasers with (i) all information with respect to the Acquisition Agreement and the Chisholm Agreement (and the transactions contemplated therein) as reasonably requested by the Purchasers and keep the Purchasers reasonably informed of the status of the transactions contemplated by the Acquisition Agreement as promptly as practicable, (ii) all notices received by the Company or its Affiliates pursuant to the Acquisition Agreement or the Chisholm Agreement and (iii) notice of any breach by Seller of the Acquisition Agreement or Chisholm of the Chisholm Agreement (together with all information in the Company’s possession relating thereto) promptly upon the Company becoming aware of any such breach.
Section 3.3    Negative Covenants. From the Execution Date through the Closing, none of the Company or any the Company Subsidiaries shall, without the prior written consent of each of the Purchasers:
(a)    declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;
(b)    amend any of the Organizational Documents of the Company or any Company Subsidiary in any manner, or enter into any contract or agreement, in each case that would adversely affect the powers, preferences, privileges or special rights of the Preferred Stock (or the Class A Common Stock issuable upon conversion thereof); or
(c)    take any action that, following the Closing, would have required the vote or written consent of the holders of the Series A Preferred Stock pursuant to Section 9 of the Certificate.
Section 3.4    Corporate Actions.
(a)    Authorized Class A Common Stock. All shares of Class A Common Stock delivered upon conversion of the Preferred Stock shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free of any Lien, except restrictions imposed by the Securities Act, the Certificate, and any applicable state or foreign securities laws. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock.
(b)    Authorized Preferred Stock. All shares of Preferred Stock delivered pursuant to this Agreement shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable and free of any Lien, except restrictions imposed by the Securities Act, the Certificate, and any applicable state or foreign securities laws.
(c)    Certificate. Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Delaware the Certificate in the form attached to this Agreement as Exhibit A.
(d)    Certain Adjustments. If any occurrence since the Execution Date until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Certificate) pursuant to Section 5(b) of the Certificate if the Preferred Stock had been issued and outstanding since the Execution Date, the Company shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by Section 5(b) of the Certificate if the Preferred Stock had been issued and outstanding since the Execution Date.
Section 3.5    Confidentiality. Until the twelve (12) month anniversary of the Closing Date, (a) each party to this Agreement will hold, and will use commercially reasonable efforts to cause its respective Affiliates and its and their respective Representatives to hold, in strict confidence, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto and its respective Subsidiaries and Affiliates furnished to it by the other party or its Representatives pursuant to this Agreement or the Confidentiality Agreement, dated as of March 4, 2020 and as amended on July 7, 2021, between the Company and Post Oak Energy Capital, LP (the “Confidentiality Agreement”) (except to the extent that such information was or becomes (1) known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (2) publicly available through no disclosure by such party in breach of this Section 3.5 by such party) or (3) independently developed by or on behalf of such party without violating any of its obligations under this Section 3.5, and (b) neither party hereto shall release or disclose such Information to any other Person, except its Representatives who are aware of the confidential nature of such Information and who have agreed to keep such Information strictly confidential. Notwithstanding the foregoing, each party to this Agreement may disclose Information to the extent that (1) disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval required to be obtained in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby or (2) disclosure is required or requested by legal, judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange. Each Purchaser (and any Affiliate or associate of such Purchaser to whom Preferred Stock or Common Stock is transferred) agrees to use any Information concerning the Company and the Company Subsidiaries solely for purposes of monitoring such Purchaser’s investment in the Company and enforcing such Purchaser’s rights under the Transaction Documents. Notwithstanding any provision of the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall terminate and be of no further force and effect as of the Closing.
Section 3.6    NYSE Listing of Shares. The Company shall file prior to the Closing Date a supplemental listing application with the NYSE to list the shares of Class A Common Stock to be issued upon conversion of the Purchased Stock.
Section 3.7    State Securities Laws. Prior to the Closing, the Company shall use its commercially reasonable efforts (a) obtain all necessary Permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Purchased Stock and (b) cause such authorization, approval, Permit or qualification to be effective as of the Closing and as of any conversion of Preferred Stock.
Section 3.8    Acquisition Agreement.
(a)    At or prior to the Closing, without the prior written consent of each of the Purchasers, the Company shall not make or agree to make any amendments, supplements, waivers or other modifications to any provision of the Acquisition Agreement in a manner that would be adverse to the Company in any material respect.
(b)    The Company shall comply in all material respects with its obligations under the Acquisition Agreement, and all agreements entered into in connection therewith.

Section 3.9    Use of Proceeds. The Company shall use the proceeds of the sale of the Purchased Stock solely to fund a portion of the cash consideration under the Acquisition Agreement.
Section 3.10    Further Assurances(a)    . Subject to the other terms and conditions of this Agreement, each of the Company and each of the Purchasers, severally and not jointly, agrees to execute and deliver all such documents or instruments, to take all commercially reasonable actions and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable Laws or as otherwise reasonably requested by any other party to consummate the transactions contemplated by this Agreement.
Section 3.11    Notice of Breach. From and after the Execution Date and until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 6.16, the Company and each Purchaser shall promptly give written notice with reasonable particularity upon becoming aware of any matter that may constitute a material breach of any representation, warranty, agreement, covenant or obligation of the Company or a Purchaser contained in this Agreement that would reasonably be expected to cause any condition to Closing set forth in Section 1.3(a), Section 1.3(b) or Section 1.3(c) not to be satisfied.
ARTICLE IV
INDEMNIFICATION, COSTS AND EXPENSES
Section 4.1    Indemnification by the CompanySection 4.2    . The Company agrees to indemnify each Purchaser, its Affiliates and its and their respective Representatives (collectively, the “Purchaser Indemnitees”) from all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (i) the breach of any of the representations, warranties, covenants or agreements of the Company contained herein, (ii) any proceeding by any Person or Governmental Entity with respect to (A) entering into the Acquisition Agreement or (B) the Acquisition (including, for purposes of clarity, the consummation thereof) or (iii) any matter set forth, described, identified or otherwise referenced on Schedule 4.1, including, for purposes of clarity, the facts and circumstances underlying or giving rise to any such matter (such matters set forth, described, identified or otherwise referenced on Schedule 4.1, the “Specified Matters”), and, without limitation of the foregoing, any action, suit, proceeding (including any investigation, litigation or inquiry), claim, demand or cause of action initiated, filed, pursued and/or threatened by any Person (other than, for purposes of clarity, either Purchaser) with respect to or otherwise arising in connection with or attributable to the Specified Matters; provided that, for purposes of clause (i), such claim for indemnification relating to the breach of representations, warranties, covenants or agreements is made prior to the expiration of the survival period of such representation, warranty, covenant or agreement as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made for purposes of clause (i), the date upon which a Purchaser Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made. No Purchaser Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.1; provided, however, that such limitation shall not prevent any Purchaser Indemnitee from recovering under this Section 4.1 for any such damages to the extent that such damages (A) are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims or (B) (1) were reasonably foreseeable as of the Execution Date and (2) were proximately caused by the applicable breach giving rise to the applicable claim for indemnification hereunder. Notwithstanding anything to the contrary in this Agreement, the matters and obligations described in clauses (ii) and (iii) of the first sentence of this Section 4.1 shall survive indefinitely, and are not subject to any limitation on the Purchaser Indemnitees’ right to indemnification hereunder.
Section 4.2    Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Company, its Affiliates (excluding, for purposes of this Section 4.2, EnCap Purchaser and any of its Affiliates) and its and their respective Representatives (collectively, the “Company Indemnitees”) from, all costs, losses, liabilities, damages, or expenses of any kind or nature, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation, warranty or covenant as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided, further, that the aggregate liability of such Purchaser shall not be greater in amount than the Purchase Price paid by such Purchaser. No Company Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.2; provided, however, that such limitation shall not prevent any Company Indemnitee from recovering under this Section 4.2 for any such damages to the extent that such damages (A) are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims or (B) (1) were reasonably foreseeable as of the Execution Date and (2) were proximately caused by the applicable breach giving rise to the applicable claim for indemnification hereunder.
Section 4.3    Indemnification Procedure.
(a)    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IV, except as otherwise provided in Section 4.1 and Section 4.2.
(b)    Promptly after any Company Indemnitee or Purchaser Indemnitee (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified

Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) business days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies set forth in this Article IV are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
Section 4.4    Tax Matters. All indemnification payments made under this Article IV shall be treated as adjustments to the relevant Purchaser’s Purchase Price for all Tax purposes except as otherwise required by applicable Law.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1    Information Statement. No later than the date that is ten (10) business days after the Closing Date, the Company shall file with the SEC a preliminary information statement on Schedule 14C (the “Information Statement”), prepared by the Company as contemplated by Rule 14c2 promulgated under the Exchange Act, relating to the conversion of the Preferred Stock and the issuance of Class A Common Stock upon such conversion. Prior to filing with the SEC, the Company shall provide each of the Purchasers and their respective counsel a reasonable opportunity to review and comment on the Information Statement (including any amendments or supplements thereto) and shall consider in good faith for inclusion in the Information Statement (including any amendments or supplements thereto) any comments made by a Purchaser or its counsel that are provided in a timely manner. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be filed with the SEC and mailed to the holders of shares of the Common Stock entitled thereto as promptly as practicable (and in any event within two (2) business days) after (1) the tenth calendar day after the initial filing of the preliminary Information Statement with the SEC if by such date the SEC has not informed the Company that it intends to review the Information Statement or (2) if the SEC has, by the tenth calendar day after the filing of the initial preliminary Information Statement with the SEC, informed the Company that it intends to review the Information Statement, two (2) business days after the date on which the SEC confirms that it has no further comments on the Information Statement. The Company shall notify each Purchaser promptly of (and in any event no more than one business day after) the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company and the Purchasers shall file with the SEC or its staff, and if required, the Company shall mail to the holders of shares of the Common Stock entitled thereto, as promptly as reasonably practicable, such amendment or supplement. If at any time prior to the twentieth (20th) day after the mailing to stockholders of the Company any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to reasonable review by each of the Purchasers, as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of shares of the Common Stock entitled thereto. The Company shall cause the preliminary Information Statement and the definitive Information Statement to comply as to form in all material respects with the applicable requirements of federal securities laws and with the published rules and regulations of the SEC with respect thereto.
Section 5.2    Legend.
(a)    The Purchasers agree that all certificates or other instruments representing the Preferred Stock or Class A Common Stock subject to this Agreement will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
(b)    In the event that the Preferred Stock or the Class A Common Stock subject to this Agreement are uncertificated, the Company shall give notice of such legend in accordance with applicable Law.
Section 5.3    Tax Matters(a)    .
(a)    Subject to the following sentence in this Section 5.3(a), the Company (and any paying agent of the Company) may deduct and withhold any withholding Taxes or other amounts required to be withheld with respect to the Purchased Stock and may set off any such amounts required to be withheld against payments (whether made in cash or other property) on the Purchased Stock; provided, that the Company shall (i) provide written notice to any Purchaser of any such deduction or withholding with respect to such Purchaser reasonably in advance thereof and (ii) cooperate with each Purchaser in good faith to minimize, to the extent permissible under then applicable Law, the amount of any such deduction or withholding. The Company agrees that, provided that each Purchaser timely delivers to the Company, as requested by the Company from time to time, a properly executed IRS Form W-9 (or similar applicable form) sufficient to cause under applicable Law the Company (including any paying agent of the Company) to avoid a requirement to withhold on any payments or deemed payments to any such Purchaser, the Company (including any paying agent of the Company) shall not withhold on any payments or deemed payments to any such Purchaser.
(b)    Except as otherwise required by a change in applicable Law, the Purchasers and the Company agree not to treat the Preferred Stock (based on the terms as set forth in the Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for U.S. federal income tax and withholding tax purposes.
Section 5.4    Non-Public Information(a)    . No later than three business days following the Execution Date, the Company shall publicly disclose the entry into this Agreement and the Acquisition Agreement and describing the material terms of the transactions contemplated hereby and thereby and any other material, non-public information that the Company may have provided any Purchaser at any time prior to such public disclosure.
Section 5.5    Removal of Legend.
(a)    The Company, at its sole cost and expense, shall remove the legend described in Section 5.2 (or instruct its transfer agent to so remove such legend) from the book-entry account evidencing the Preferred Stock or the Class A Common Stock issued upon conversion of the Preferred Stock (for purposes of this Section 5.5, the “Shares”) if (i) such Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) such Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner of sale restrictions.
(b)    In connection with a sale of the Shares by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and the Company a broker customary representation letter providing to the transfer agent and the Company any information necessary to determine that the sale of the Shares is made in compliance with Rule 144, including, as may be appropriate, a certification that such Purchaser is not an Affiliate of the Company and regarding the length of time the Shares have been held. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the legend referred to in Section 5.2 from the appropriate book-entry accounts maintained by the transfer agent, and the Company shall bear all direct costs and expenses associated therewith. After any Purchaser or its permitted assigns have held the Shares for such time as non-Affiliates are permitted to sell without volume limitations under Rule 144, if the book-entry account for such Shares still bears the restrictive legend referred to in Section 5.2, the Company agrees, upon request of any Purchaser or its permitted assignees, to take all steps necessary to promptly effect the removal of the legend described in Section 5.2 from the Shares, and the Company shall bear all direct costs and expenses associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restrictive legend) and regarding the length of time the Shares have been held. The

Company shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 5.2 at any time such legend is no longer appropriate.
ARTICLE VI
MISCELLANEOUS
Section 6.1    Survival; Limitations on Liability. The representations and warranties of the parties contained in this Agreement shall survive for a period of twelve (12) months following the Closing, except (i) the representations and warranties of the Company contained in Sections 2.1(a), 2.1(b), 2.1(c)(i), 2.1(d), 2.1(e), 2.1(i), 2.1(u) and 2.1(z) shall survive indefinitely, and (ii) the representations and warranties of each Purchaser contained in Sections 2.2(a), 2.2(b)(i) and 2.2(e) shall survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive indefinitely until fully performed or performance is no longer required; provided, however, that all covenants for which performance is required on or prior to Closing shall survive for a period of twelve (12) months following the Closing. All indemnification obligations of the Company and the Purchasers pursuant to this Agreement and the provisions of Article IV shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of the Agreement.
Section 6.2    Expenses.
(a)    Except as otherwise provided in Section 6.2(b), each of the parties to this Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.
(b)    Subject to the last sentence of this Section 6.2(b), irrespective of whether the Closing occurs, the Company shall pay for or reimburse each Purchaser for all reasonable and documented fees, costs and expenses incurred by or on behalf of such Purchaser in connection with the due diligence review, negotiation, documentation, signing and closing of the transactions contemplated by the Transaction Documents (including, without limitation, all fees and disbursements of such Purchaser’s legal counsel, accountants, consultants and other advisors) up to such amount and for such periods as set forth in Schedule 6.2(b) (collectively, “Purchaser Transaction Expenses”). Each Purchaser may elect to deduct and withhold an amount up to the Purchaser Transaction Expenses (subject to the limitations set forth in the immediately preceding sentence) applicable to such Purchaser from the Purchase Price otherwise payable by such Purchaser to the Company at the Closing. Notwithstanding the foregoing, the Company shall not be obligated to pay the Purchaser Transaction Expenses to any particular Purchaser to the extent this Agreement is terminated in accordance with its terms prior to the Closing as a direct result of a material breach of this Agreement by such Purchaser.
Section 6.3    Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4    Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission (including by email in “.pdf” format) and such facsimiles or other means of electronic transmission will be deemed as sufficient as if original signature pages had been delivered.
Section 6.5    Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery located in the County of New Castle in the State of Delaware, or in the event (but only in the event) that such court shall not have subject matter jurisdiction, any federal court of the United States or other state court located in the County of New Castle in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.
Section 6.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.7    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, electronic mail or facsimile, upon confirmation of receipt (it being understood that the parties agree to provide confirmation of receipt promptly upon the receipt of any notice by telecopy, electronic mail or facsimile), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Each Purchaser agrees that any notice required or permitted by this Agreement or under the Certificate of Incorporation (including the Certificate), the Bylaws, the DGCL or other applicable law may be given to such Purchaser at the address or by means of electronic transmission set forth on Schedule I. Each Purchaser further agrees to notify the Company of any change to such Purchaser’s electronic mail address, and further agrees that the provision of such notice to the Company shall constitute the consent of such Purchaser to receive notice at such electronic mail address. In the event that the Company is unable to deliver notice to a Purchaser at the electronic mail address so provided by such Purchaser, such Purchaser shall, within two (2) business days after a request by the Company, provide the Company with a valid electronic mail address to which such Purchaser consents to receive notice at such electronic mail address. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to the Purchasers, to the addresses set forth on Schedule I, with copies to (which copies shall not constitute notice):
Counsel to the Post Oak Purchaser:

Willkie Farr & Gallagher LLP
600 Travis Street, Suite 2100
Houston, Texas 77002
Attn:         Michael De Voe Piazza; Jesse Myers
E-mail:     mpiazza@willkie.com; jmyers@willkie.com

and

Counsel to the EnCap Purchaser:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attn:         W. Matthew Strock
E-mail:     mstrock@velaw.com
Fax:        (713) 615-5650
(a)    If to the Company:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn:        Robert J. Anderson
        President and Chief Executive Officer
E-mail:     Robert@earthstoneenergy.com
Fax:        (832) 823-0478
with a copy to (which copy shall not constitute notice):
Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Attn:        Reid A. Godbolt
E-mail:     rgodbolt@joneskeller.com
Attn:        Adam J. Fogoros
E-mail:     adamf@joneskeller.com
Fax:        (303) 573-8133
Section 6.8    Entire Agreement. This Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
Section 6.9    Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the other parties; provided, however, that (a) any Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Affiliates that are (i) “United States persons” within the meaning of Section 7701(a)(30) of the Code, (ii) “withholding foreign partnerships” (within the meaning of Treasury Regulation Section 1.1441-5(c)(2)) that have assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code in accordance with this Agreement, or (iii) not a U.S. Person within the meaning of Section 7701(a)(30) of the Code if such person provides a properly completed IRS Form W-8 and (b) in order for such assignment to be effective, the assignee shall agree in writing to be bound by the provisions of this Agreement; provided, that no such assignment will relieve such Purchaser of its obligations hereunder prior to the Closing.
Section 6.10    Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
(a)    the word “or” is not exclusive;
(b)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(d)    the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Texas generally are authorized or required by law or other governmental action to close;
(e)    any reference to any “day” or any number of “days” without explicit reference to “business days” shall be deemed to refer to a calendar day or number of calendar days, and if any action is to be taken on or by a particular calendar day that is not also a business day, then such action may be deferred until the immediately succeeding business day; and
(f)    the word “will” shall have the same meaning as the word “shall”;
(g)    the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
(h)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (A) the Company and the Company Subsidiaries, on the one hand, and each of the Purchasers, on the other, shall not be considered Affiliates of each other and (B) the Post Oak Purchaser, on the one hand, and the EnCap Purchaser, on the other hand, shall not be considered Affiliates of each other.
(i)    “Class A Common Stock” means the Class A common stock of the Company, par value $0.001 per share.
(j)    “Code” means the Internal Revenue Code of 1986, as amended.
(k)    “Company Material Adverse Effect” shall mean any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that results in, or that would reasonably be expected to result in, (1) a material adverse effect upon the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents, or to perform its obligations hereunder or thereunder, or (2) a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however that the term “Company Material Adverse Effect” shall not include such material adverse effects to the extent resulting from: (a) entering into this Agreement, the Acquisition Agreement or the announcement of the transactions contemplated by this Agreement or the Acquisition Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest rates, or general market prices in the hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) in the area in which the assets of the Company are located, whether in the United States or worldwide; (c) changes in conditions or developments generally applicable to the industry of the Company in the geographical area where the Company operates; (d) acts of God, including hurricanes, storms or other naturally occurring events; (e) acts or failures to act of Governmental Entities, except as the result of action or inaction of the Company or any of its Affiliates; (f) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder; (g) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Purchasers or (B) as expressly permitted or prescribed under this Agreement; (h) matters that are cured in accordance with Section 6.16(f) or that no longer exist by the earlier of Closing and the termination of this Agreement; (i) any change in Laws or in GAAP and any interpretations thereof from and after the Execution Date; (j) any casualty or condemnation loss with respect to any assets; (k) any reclassification or recalculation of reserves in the ordinary course of business; (l) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), any change in such Law, directive, pronouncement or guideline or interpretation thereof following the Execution Date or any COVID-19 Measures adopted by the Company; (m) any termination of the Chisholm Agreement (provided that the underlying reasons for such termination shall be taken into account); and (n) natural declines in well performance in the ordinary course of business; provided, that in the case of each of the foregoing clauses (b), (c), (d), (e), (f), (i) and (l), any such event to the extent that it disproportionately affects the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the industries or geographical areas in which the Company and the Company Subsidiaries operate, shall not be excluded from the term “Company Material Adverse Effect”.
(l)    “COVID-19” means SARS-CoV2 or COVID-19, and any evolutions or mutations thereof or related or associate epidemics, pandemic or disease outbreaks.
(m)    “COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law or directive promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act (but, in each case and for the avoidance of doubt, excluding any measures to the extent voluntarily undertaken by the Company and not required by such Law or directive).
(n)    “Credit Agreement” means that certain the Credit Agreement dated November 21, 2019, by and among EEH, as Borrower, the Company, as Parent, Wells Fargo as Administrative Agent and Issuing Bank, Royal Bank of Canada, as Syndication Agent, Truist Bank, Citizens Bank, N.A., KeyBank National Association, U.S. Bank National Association, Fifth Third Bank, PNC Bank, National Association, and Bank of America, N.A., as

Documentation Agents, and the Lenders party thereto (together with all amendments or other modifications).
(o)    “DGCL” means the General Corporate Law of the State of Delaware.
(p)    “EEH LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of EEH dated May 9, 2017 (as amended and restated from time to time).
(q)    “EEH Organizational Documents” means the certificate of formation of EEH and the EEH LLC Agreement.
(r)    “EEH Units” means Units (as defined in the EEH LLC Agreement) of EEH having such rights, privileges and preferences of the “Units” as set forth in the EEH LLC Agreement.
(s)    “EnCap Purchaser” means EnCap Energy Capital Fund XI, L.P., a Texas limited partnership.
(t)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(u)    “Knowledge of the Company” means the actual knowledge (after reasonable inquiry of the managers of the Company with direct supervisory responsibility for the matters in question) of Robert J. Anderson (President and Chief Executive Officer) and Mark Lumpkin, Jr. (Executive Vice President and Chief Financial Officer).
(v)    “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of occupational health and workplace safety, the environment, or natural resources, or to the use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants applicable to such entity.
(w)    “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.
(x)    “NYSE Listing Approval” means approval of the shares of Class A Common Stock issuable upon conversion of the Preferred Stock for listing on the NYSE.
(y)    “Permits” means all certificates, authorizations, franchises, licenses, consents and permits issued by appropriate Governmental Entities.
(z)    “Post Oak Purchaser” means Cypress Investments, LLC, a Delaware limited liability company.
(aa)    “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, representatives, advisors, financing sources (including limited partners or investors (existing and prospective) in funds, vehicles or managed accounts in each case which are managed, administered, or professionally advised for investment purposes by a Person or its Affiliates), and Representatives of any of the foregoing.

(bb)    “Stockholder Approval” means the affirmative and irrevocable written consent of the holders of a majority of the outstanding shares of the Common Stock approving the conversion feature of the Preferred Stock issued to the Purchasers pursuant to this Agreement and the issuance of Class A Common Stock upon the conversion of the Preferred Stock issued to the Purchasers pursuant to this Agreement as required under the listing standards of NYSE, including Section 312.03 of the NYSE Listed Company Manual.
(cc)    “Tax or Taxes” means any federal, state, provincial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, withholding tax or payroll tax), and any related fine, penalty or interest, imposed, assessed or collected by or under the authority of any governmental body, whether disputed or not.
(dd)    “Transaction Documents” means this Agreement, the Certificate, the Registration Rights Agreement, the A&R EEH LLC Agreement and the Voting Agreement.
(ee)    “Treasury Regulation” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.
Section 6.11    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
Section 6.12    Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 6.13    No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns and Indemnified Parties), any benefit right or remedies.
Section 6.14    Public Announcements. Any initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed upon by the Company and the Purchasers. Thereafter, the Company and the Purchasers shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated hereby or this Agreement and the Company and the Purchasers shall not, and shall cause their respective Affiliates not to, issue any such other press release or other public statements prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the Class A Common Stock on the NYSE, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party and provide the other party with an opportunity to review and comment on the content of the proposed disclosure, which comments such party shall consider in good faith, acting reasonably, before issuing any such press release or making any such public announcement; provided that no Person party hereto will issue any press release or other public statement that attributes comments to any other Person or that indicates the approval of any other Person of the contents of any such press release or statement (or portion thereof) without the prior written approval of such Person. Notwithstanding anything herein to the contrary and for greater clarity, (a) no party shall be required to obtain consent pursuant to this Section 6.14 to the extent any proposed press release or other public statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.14 and (b) nothing in this Section 6.14 shall prevent or restrict any Purchaser or its respective Affiliates from furnishing customary information concerning the transactions contemplated hereby and publicly available information to their current or prospective limited partners or investors.
Section 6.15    Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
Section 6.16    Termination. Subject to Section 6.1, this Agreement will survive the Closing so long as any shares of Preferred Stock are outstanding. Prior to the Closing, this Agreement may only be terminated:
(a)    by mutual written agreement of the Company and each of the Purchasers;
(b)    by the Company or either of the Purchasers, upon written notice to the other parties in the event that the Closing shall not have occurred on or before May 16, 2022 (which date shall be extended to the extent, and only to the extent, that the “Outside Termination Date”, as such term is defined in the Acquisition Agreement, is validly extended as expressly provided in the definition of “Outside Termination Date” in the Acquisition Agreement); provided, however, that the right to terminate this Agreement pursuant to this Section 6.16(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by the Company or either of the Purchasers if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Entity of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
(d)    without any action by any party, upon the termination of the Acquisition Agreement for any reason;
(e)    by written notice given by the Company to a Purchaser if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by such Purchaser in this Agreement such that the conditions in Section 1.3(c)(i) or Section 1.3(c)(ii) would not be satisfied and which have not been cured by such

Purchaser thirty (30) days after receipt by such Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; or
(f)    by written notice given by either of the Purchasers to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.3(b)(i) or 1.3(b)(ii) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the applicable Purchaser requesting such inaccuracies or breaches to be cured.
Section 6.17    Effects of Termination. In the event of any termination of this Agreement in accordance with Section 6.16, no party (or any of its Affiliates) shall have any liability or obligation to any other party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (a) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (b) any fraud or intentional or willful material breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (i) as set forth in the preceding sentence and (ii) that the provisions of Section 3.5, Sections 6.2 through 6.15, this Section 6.17 and Section 6.18 shall survive the termination of this Agreement.
Section 6.18    Effect of Termination by the EnCap Purchaser. Notwithstanding anything in this Agreement or any Transaction Document to the contrary, or any of the agreements contemplated hereby or thereby, if the EnCap Purchaser terminates this Agreement, or otherwise does not consummate the purchase of its Purchased Stock, or if the Company terminates this Agreement as between the Company and the EnCap Purchaser, then the Post Oak Purchaser shall have no obligation to consummate the purchase of its Purchased Stock.
Section 6.19    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the Execution Date or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchasers, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any covenants, obligations, agreements or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
Section 6.20    Reliance. Notwithstanding anything to the contrary in this Agreement, each party hereto has relied upon and will be deemed to have relied upon for all purposes of this Agreement each of the other party’s express representations, warranties, covenants, agreements and indemnification obligations set forth in this Agreement or any other Transaction Document.
Section 6.21    Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the

Purchased Stock (or the shares of Class A Common Stock issuable upon conversion of the Purchased Stock), and shall be appropriately adjusted for combinations, stock splits, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CYPRESS INVESTMENTS, LLC

By:	/s/ Frost W. Cochran
Name:	Frost W. Cochran
Title:	Authorized Person

ENCAP ENERGY CAPITAL FUND XI, L.P.

By:	EnCap Equity Fund XI GP, L.P.,
its General Partner

By:	EnCap Equity Fund XI GP, LLC,
its General Partner

By:	EnCap Investments L.P.,
its Sole Member

By:	EnCap Investments GP, L.L.C.,
its General Partner

By:	/s/ Douglas E. Swanson, Jr.
Name:	Douglas E. Swanson, Jr.
Title:	Managing Partner

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